Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES

CHANGE IN ATTRIBUTION OF EXCHANGEABLE DEBT

Englewood, Colo, February 11, 2011 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced that its board of directors approved the change in attribution from the Liberty Capital tracking stock group to the Liberty Interactive tracking stock group of the following, effective February 9th:

•                  approximately $1.138 billion principal amount of Liberty Media LLC’s 3.125% Exchangeable Senior Debentures due 2023 (the “Exchangeable Notes”);

•                  the following securities, which collectively represent the basket of securities into which the Exchangeable Notes are exchangeable:

•                  21,785,130 shares of Time Warner Inc. common stock;

•                  5,468,254 shares of Time Warner Cable Inc. common stock;

•                  1,980,425 shares of AOL, Inc. common stock; and

•                  $263.8 million in cash.

This change in attribution has no effect on the assets and liabilities attributed to the Liberty Starz tracking stock group, nor does it effect any change to the obligor of the Exchangeable Notes, which remains Liberty Media LLC.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, Evite, and Expedia, (2) the Liberty Starz group (Nasdaq:  LSTZA, LSTZB), which includes Liberty Media’s interest in Starz, LLC, and (3) the Liberty Capital group (Nasdaq:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Live Nation.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Media stock or the stock of the entity to be split-off from Liberty Media which will hold the assets and liabilities of the Liberty Capital and Liberty Starz tracking stock groups.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off.  Information regarding Liberty Media’s directors and executive officers, those of the split-off entity and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact:	Courtnee Ulrich
(720) 875-5420